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Exhibit 21 - Subsidiaries of Quality Products, Inc.

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SUBSIDIARY NAME                              STATE OF INCORPORATION                    BUSINESS NAME
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

QPI Multipress, Inc.                                 Ohio                               QPI Multipress, Inc.

American Liberty Mining Corp. (non-operating)        Nevada                    American Liberty Mining Corp.
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